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                                                                      EXHIBIT 12

                              [UNIMED LETTERHEAD]


June 19, 1997 (August 7, 1992)


Dr. John N. Kapoor
EJ Financial Enterprises, Inc.
225 East Deerpath Road, Suite 250
Lake Forest, IL 60045

Dear Dr. Kapoor:

This letter will confirm the agreement between you and Unimed Pharmaceuticals, Inc. (the "Company") as follows:

1. The Company hereby grants to you an option to purchase from the Company up to an aggregate of 200,000 shares of this Company's Common Stock, par value $.25 per share ("Common Stock"). The date of this option grant is August 7, 1992. You may exercise 25% of this option annually on the anniversary of the grant, prior to August 6, 2002, subject to the repurchase provisions set forth in paragraph 4, below. The option will terminate if not exercised on or before August 6, 2002. The option exercise price is $7.75 per share. This option may be exercised by forwarding to the Company, 2150 East Lake Cook Road, Suite 210, Buffalo Grove, IL 60089, written advice stating the number of shares elected to be purchased hereunder accompanied by the payment in full of the purchase price therefor (i) in cash or by check, (ii) by delivery of shares of Common Stock that have been held by you for a minimum of six months, the then aggregate fair market value of which equals the aggregate exercise price, or (iii) by a combination of (i) and (ii); provided, that you shall have the right to pay up to 50% of the aggregate exercise price of the shares with respect to which the option is being exercised at any time by method (ii) above, but payment of more than 50% of the aggregate exercise price of such shares shall be permitted only if and to the extent determined by the Company. You understand and agree that the exercise of all or any portion of this option will not be effective, and no shares will become transferable to you, until you make appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under federal, state or local law on account of such exercise. In the event that there is any change in the Common Stock through the declaration of stock dividends in excess of five percent (5%) or through stock split-ups or combinations or exchanges of shares by recapitalization or reclassification, or otherwise, the number of shares of Common Stock deliverable upon exercise of this option and the purchase price therefor shall be appropriately adjusted.
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2.  The Company agrees that at all times there shall be reserved for issuance and delivery upon exercise of this option such number of shares of Common Stock as then constituted as may then be purchased upon the exercise of this option.

3. You represent and warrant that you intend to acquire any shares of Common Stock which may be purchased by you upon exercise of this option for your own account for investment only and that you do not have any present intention of distributing or reselling any part thereof; provided, that such condition shall be inoperative if the offering of Common Stock pursuant to this option is registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such Common Stock may be resold without registration.

4. a) You agree that if you cease for any reason (including, without limitation, voluntary or involuntary termination) prior to the first anniversary of the effective date of this Agreement to be an employee and/or director of the Company ("termination of service"), the Company shall have the right to repurchase all of the shares acquired by you pursuant to the exercise of this option (as adjusted for stock splits or combinations and including any stock dividends thereon) at a purchase price equal to the option exercise price stated in paragraph 1 (as it may have been adjusted).

    b) Commencing on the first anniversary date hereof and for one year thereafter, the Company shall have the right upon your termination of service to repurchase the number of shares acquired by you pursuant to the exercise of this option in excess of 25% of the total number of shares covered hereby. This right of repurchase shall diminish over the next two years so that on the second anniversary date hereof and for one year thereafter, the Company shall have the right upon your termination of service to repurchase the number of shares acquired by you pursuant to the exercise of this option in excess of 50% of the number of shares covered hereby, and on the third anniversary date hereof and for one year thereafter, the Company shall have the right upon your termination of service to repurchase the number of shares acquired by you pursuant to the exercise of this option in excess of 75% of the number of shares covered hereby. On and after the fourth anniversary date of this option, you shall be fully vested and the Company will have no right to repurchase any shares. The repurchase price shall be equal to the option exercise price stated in paragraph 1 (as it may have been adjusted).

    c) Certificates for shares as to which this option has been exercised will be retained by the Company until such times as your shares vest under this Agreement. At the time of, and as a condition to the issuance of the shares, you shall execute a stock power and any other documentation as may be necessary to effect a transfer of the shares to the Company. The shares shall be registered in your name on the books of the Company and you shall enjoy all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive dividends thereon. All shares you acquire pursuant to the exercise of this option that are not yet vested under this paragraph 4 shall be nontransferable and nonassignable.

    d) Upon notice from the Company of the exercise of its repurchase rights hereunder, the repurchased shares shall be transferred to the Company on the

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    books of the Company against payment by the Company to you of the purchase price as specified above. Any stock transfer taxes shall be paid by the Company. If the Company shall fail to exercise its rights under this paragraph within thirty (30) days after you no longer have the right to exercise the option as set forth in paragraph 7 hereof, the repurchase rights with respect to the shares imposed by this paragraph shall terminate.

    e) Notwithstanding any provision of this paragraph 4 to the contrary, upon the occurrence of any event listed below prior to the date the Shares otherwise become fully vested, all Shares shall become immediately vested in full:

         (i) the thirtieth day preceding the proposed date of consummation of a proposed merger, proposed sale of substantially all the assets, or similar proposed reorganization, of the Company;

         (ii) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of 1934) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, directly or indirectly, of securities representing 20% or more of the total number of votes that may be cast for the election of directors of the Company, but excluding the acquisition of shares of Common Stock and warrants to purchase Common Stock by the John N. Kapoor Trust pursuant to a certain Stock Purchase Agreement as described in the Company's Proxy Statement for Annual Meeting of Stockholders to be held March 27, 1991; provided, however, that if the John N. Kapoor Trust at any time has aggregate direct or indirect beneficial ownership (as so defined) of securities of the Company, assuming exercise of the Warrants acquired in the above transaction, representing in excess of 40% of the total number of votes that may be so cast, the acquisition, if any, that causes such excess aggregate ownership shall constitute an event causing all Shares to become immediately fully vested;

         (iii) commencement (within the meaning of Rule 14d-2 as promulgated under the Securities Exchange Act of 1934) of a "tender offer" for securities representing 20% or more of the total number of votes that may be cast for election of directors of the Company pursuant to Section 14(d)(2) of the Securities Exchange Act of 1934, other than a self-tender by the Company; or

         (iv) failure, at any annual or special meeting of the Company's shareholders following an "election contest" subject to Rule 14a-11 (as promulgated under the Securities Exchange Act of 1934), of any of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats as directors of the Company, excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

5. The Company agrees that it shall exercise reasonable efforts to file, on or before January 1, 1992 or, if not filed on or before January 1, 1992, as soon thereafter as possible, a Registration Statement on Form S-3 (or any form substituted therefor) under the Securities Act of 1933, as amended, covering the Shares granted to you


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    hereunder in order to permit you to offer and sell your Shares upon their becoming fully vested; and the Company will furnish you with such number of copies of such Registration Statement and/or any prospectus forming a part thereof as you may need in connection with the offering for sale of your Shares to the public; provided, however, that the Company shall have no obligation to you under the provisions of this paragraph B to the extent that (or for such period as), under applicable statutes or rules and regulations of the Securities and Exchange Commission then in effect, the filing of such a Registration Statement on Form S-3 is unavailable to the Company.

 6. This option is not transferable other than to your spouse and children, and then only by will or pursuant to the laws of descent and distribution and is exercisable during your lifetime only by you (or your guardian or legal representative). This option does not entitle you to any rights whatsoever as a stockholder of the Company, except that you shall become a stockholder of record of the Company as of the date of receipt of the notice and payment mentioned in paragraph 1 above by the Company, but only as the number of shares which you elect in such notice to purchase.

 7. If you cease to be an employee and/or director of the Company by reason of discharge for cause, your right to exercise this option shall terminate on the date you cease to be an employee and/or director of the Company. If you cease to be an employee and/or director of the Company for any reason other than discharge for cause, you will continue to have a right to exercise this option until the date it terminates under paragraph 1 with respect to the number of shares as to which the Company's repurchase rights under paragraph 4 have lapsed as of the date of such cessation; your right to exercise this option with respect to the number of shares as to which the Company has repurchase rights under paragraph 4 as of the date of such cessation shall terminate as of said date.

 8. In the event of a change of the Common Stock resulting from a merger or similar reorganization as to which the Company is the surviving entity, the number and kind of shares then subject to this option and the price per share thereof shall be appropriately adjusted in such manner as the Company may deem equitable to prevent substantial dilution or enlargement of the rights available or granted hereunder. The Company shall notify you in writing at least thirty (30) days prior to the consummation of any merger or similar reorganization of the Company that the Company will not survive or any sale of all or substantially all of the assets of the Company (a "cessation event") of such cessation event; all shares subject to this option, to the extent not otherwise vested under paragraph 4, shall become immediately vested in full thirty (30 days preceding the date of the cessation event, and the Company shall assure your right to exercise this option through the tenth day preceding the date of the cessation event. Except as otherwise determined by the Company, the occurrence of a cessation event shall cause this option, to the extent then outstanding, to terminate unless any surviving entity agrees to assume the rights and obligations hereunder.

 9. Nothing contained in this agreement shall impose any obligation on the Company or on you with respect to your continued performance of services for the Company. The option granted hereunder is not intended to qualify as an incentive stock option.

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    under Section 422 of the Internal Revenue Code of 1986, as amended; the
    Company makes no representation as to the tax treatment to you upon receipt or exercise of this option or sale or other disposition of shares covered by this option. This agreement shall be subject to and construed in accordance with the laws of the State of New Jersey.



Sincerely,



Robert E. Dudley
Robert E. Dudley, Ph.D.
Chief Executive Officer



Accepted and Agreed:

John N. Kapoor
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Dr. John N. Kapoor